Exhibit 10.29

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

dated February 24, 2006

Among

Granite Exchange Services, LLC

Lonnie Nielson

Rob Awalt

Justin Swift

Sellers

and

The Bank Holdings, through its Subsidiary, Granite Exchange, Inc.

Purchaser

TABLE OF CONTENTS

1.	DEFINITIONS		5

2.	THE MERGER		9

	2.1	The Merger	9
	2.2	Effect of Merger	9
	2.3	Articles of Incorporation	9
	2.4	Merger Consideration
	2.5	Exchange Procedures	10
	2.6	Board of Directors of Granite, Inc. following the Effective Date	10

3.	REPRESENTATIONS AND WARRANTIES OF GRANITE, LLC AND THE MEMBERS
			10
	3.1	Organization; Corporate Power: Etc.	10
	3.2	Licenses and Permits	10
	3.3	Subsidiaries	11
	3.4	Authorization of Agreement; No Conflicts	11
	3.5	Membership Structure	11
	3.6	Granite, LLC Filings	12
	3.7	Accuracy of Information Supplied	12
	3.8	Compliance with Applicable Laws	13
	3.9	Legal Proceedings	13
	3.10	Insurance	14
	3.11	Title to Assets other than Real Property	14
	3.12	Real Property	14
	3.13	Taxes	15
	3.14	Performance of Obligations	16
	3.15	Brokers and Finders	16
	3.16	Material Contracts	17
	3.17	Absence of Material Adverse Effect	17
	3.18	Undisclosed Liabilities	17
	3.19	Employees; Employee Benefit Plans; ERISA	17
	3.20	Powers of Attorney	20
	3.21	Hazardous Materials	20
	3.22	Regulatory Approvals	20
	3.23	Books and Records	20
	3.24	Vote Requirement	21
	3.25	Effective Date of Representations, Warranties, Covenants and Agreements	21

4.	REPRESENTATIONS AND WARRANTIES OF TBH		21

	4.1	Organization; Corporate Power; Etc	21
	4.2	Authorization of Agreement; No Conflicts	21
	4.3	Accuracy of Information Supplied	22
	4.4	Legal Proceedings	22
	4.5	Insurance	23
	4.6	Taxes	23
	4.7	Brokers and Finders	23
	4.8	Absence of Material Adverse Effect	23
	4.9	Undisclosed Liabilities	24
	4.10	Compliance with Applicable Laws	24
	4.11	Performance of Obligations	24
	4.12	Regulatory Approval	24
	4.13	Vote Requirement	24
	4.14	Effective Date of Representations, Warranties, Covenants and Agreements	24

5.	ADDITIONAL AGREEMENTS		24

	5.1	Access to Information, Due Diligence, Etc.	24
	5.2	Member Approval	25
	5.3	Taking of Necessary Action	25
	5.4	Applications	25
	5.5	Expenses	26
	5.6	Notification of Certain Events	26
	5.7	Closing Schedules	26
	5.8	No Other Representations	27

6.	CONDUCT OF BUSINESS		27

	6.1	Affirmative Conduct of Granite, LLC	27
	6.2	Negative Covenants of Granite, LLC	29
	6.3	Affirmative Conduct of TBH	31
	6.4	Negative Covenants of TBH	32

7.	CONDITIONS PRECEDENT TO CLOSING		33

	7.1	Conditions to the Parties’ Obligations	33
	7.2	Conditions to TBH’s Obligations	34
	7.3	Conditions to Granite, LLC’s Obligations	35

8.	TERMINATION, AMENDMENTS AND WAIVERS		36

	8.1	Termination	36
	8.2	Effect of Termination; Survival	37
	8.3	Amendment	37
	8.4	Waiver	37

	8.5	Liquidated Damages; Cancellation Fee	37

9.	GENERAL PROVISIONS		37

	9.1	No Survival of Representations and Warranties	37
	9.2	Notices	37
	9.3	Counterparts	38
	9.4	Entire Agreement/No Third Party Rights	38
	9.5	Nondisclosure of Agreement	38
	9.6	Assignment	38
	9.7	Governing Law	39
	9.8	Headings/Table of Contents	39
	9.9	Enforcement of Agreement	39
	9.10	Severability	39
	9.11	Arbitration	39

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION, made as of February 24, 2006, among Lonnie Nielson (“Nielson”), Rob Awalt (“Awalt”), and Justin Swift (“Swift”), (collectively hereinafter referred to as “Members”), Granite Exchange Services, LLC, (“Granite, LLC”), Granite Exchange, Inc., (“Granite, Inc.”), through its Parent, The Bank Holdings, and The Bank Holdings (“TBH”).

W I T N E S S E T H:

WHEREAS, TBH and Granite, Inc. desire to merge, and Granite, LLC and its Members desire to merge, the membership interests of Granite, LLC into Granite, Inc. upon the terms and conditions hereinafter set forth, and

WHEREAS, Members will exchange 100% of their membership interests in Granite, LLC for 100% of the common stock of Granite, Inc., and

WHEREAS, As a condition of this Agreement, the Members and TBH have entered into an Agreement of Sale of Common Stock of Granite, Inc. whereby, the Members have agreed to purchase the Member’s shares of Granite, Inc., and

WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a tax free exchange under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and

WHEREAS, TBH is the guarantor of all obligations of Granite, Inc. hereunder, and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions of the Merger, and

WHEREAS, the parties desire that the representations and warranties applicable to Granite, LLC also, and to the extent practicable, apply to All-Star Exchange Services, LLC.

NOW, THEREFORE, in consideration of the representation, warranties and agreements hereafter set forth, and other valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Event” shall mean prior to the termination of this Agreement, TBH and Granite, Inc. shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or shall have entered or announced an intention to enter into a letter of intent, an agreement-in-principle or a definitive agreement with any person (other than TBH, Granite, Inc. or its Affiliates) to effect, an Acquisition Transaction.

“Acquisition Proposal” shall have the meaning given such term in Section 6.2.4

“Acquisition Transaction” shall mean (i) a merger, consolidation or similar transaction involving, (ii) the disposition, by sale, lease, exchange, dissolution or liquidation, or otherwise, of all or substantially all of the assets of TBH, Granite, Inc. or Granite, LLC or any asset or assets of TBH, Granite, Inc. or Granite, LLC the disposition or lease of which would result in a material change in the business or business operation of TBH, Granite, Inc. or Granite, LLC; or (iii) the issuance, sale or other disposition of TBH, Granite, Inc., or Granite, LLC, (including, without limitation, by way of merger, consolidation, share exchange, or any similar transaction) of TBH, Granite, Inc. or Granite, LLC, or other Equity Securities, or the grant of any option, warrant or other right to acquire shares of TBH, or Granite, Inc. or any membership interest in Granite, LLC;

“Affiliate” or “affiliate” shall mean, with respect to any other Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

“Agreement” means this Merger Agreement by and between TBH, Granite, Inc., Granite, LLC and Members.

“Assets” means all assets of Granite, LLC purchased by Granite, Inc. through its Parent TBH.

“Awalt” shall mean Rob Awalt

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Book Value” means, with respect to any Asset and any Liability Assumed, the dollar amount thereof stated on the Granite, LLC Financial Statement. The Book Value of any item shall be determined as of Closing after adjustments.

“Business Day” shall mean any day, other than a Saturday, Sunday, or any other day such as a legal holiday, on which Nevada and/or California state banks are open for substantially all their banking business.

“Closing” shall have the meaning given to such term in Section 2.1

“Closing Date” shall have the meaning given to such term in Section 2.1

“Closing Schedules” shall mean all updates to the Granite, LLC Schedules through the day prior to the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commissioner” shall mean the Commissioner of Financial Institutions of the State of Nevada.

“Company Real Estate” shall mean the real property owned by Granite, LLC to be acquired by Granite, Inc. and specifically listed in Schedule 3.12.

“Default” shall mean, as to any party to this Agreement, a failure by such party to perform in any material respect, any of the agreement or covenants of such party contained in Articles 7 and 8.

“Effective Date” shall mean the date this Agreement is signed.

“Effective Time” shall mean the period between the Effective Date and the Closing Date.

“Equipment/Personal Property” shall mean all furniture, fixtures, equipment, software and any and all other equipment and personal property owned by Granite, LLC and to be acquired by Granite, Inc. at Book Value.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall mean Generally Accepted Accounting Principles.

“Governmental Entity” shall mean any court, federal, state, local or foreign government or any administrative agency or commission or other governmental authority or instrumentality whatsoever.

“Granite, Inc.” shall mean Granite Exchange, Inc. a Nevada Corporation.

“Granite, LLC” shall mean Granite Exchange Services, LLC, a California Limited Liability Company, and, unless otherwise provided, its 97% owned subsidiary, All Star Exchange Services, LLC.

“Granite, LLC Financial Statement” shall mean the December 31 Statement of Assets, Liabilities, Owners Equity, Income and Expenses for the years ended 2005, 2004 and 2003 for Granite, LLC.

“Granite, LLC Schedules” shall mean all schedules required to be provided by Granite, LLC per this Agreement.

“Knowledge” shall mean, with respect to any representation or warranty contained in this Agreement; the actual knowledge, after reasonable inquiry, of any director or executive officer of TBH or Granite, Inc., or the Members of Granite, LLC.

“Last Regulatory Approval” shall mean the final Requisite Regulatory Approval required, from any Governmental Entity under applicable federal laws of the United States and laws of any state having jurisdiction, to permit the parties to consummate the Agreement.

“Liability Assumed” shall have the meaning given such term in Section 2.2.

“Lien” means any mortgage, lien, pledge, charge, assignment for security purposes, security interest, or encumbrances of any kind with respect to an Asset, including any conditional sale agreement or capital lease or other title retention agreement relating to such Asset.

“Liquidated Damages” shall have the meaning given such term in Section 8.5.

“Material Adverse Effect” shall mean a material adverse effect: (i) on the business, assets, results of operations, financial condition or prospects of a Person and/or its subsidiaries, if any, taken as a whole (unless specifically indicated otherwise): or (ii) on the ability of a Person that is a party to this Agreement to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Members” shall mean the interest holders of Granite, LLC which consist of Lonnie Nielson, Rob Awalt, and Justin Swift.

“Member Agreement” shall mean the Member Agreement of Granite, LLC.

“Merger Consideration” shall have the meaning given to such term in Section 2.4

“Nevada Revised Statutes” shall mean the General Corporation Law of the State of Nevada.

“Nielson” shall mean Lonnie Nielson

“Persons” or “persons” shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, Governmental Entity or any other legal entity whatsoever.

“Regulatory Authority” shall mean any Governmental Entity, the approval of which is legally require for consummation of the Merger.

“Requisite Regulatory Approvals” shall have the meaning given such term in Section 7.1.2.

“Returns” shall mean all returns, declarations, reports, statements, declarations of estimate taxes, claims or refunds, and other documents required to be filed with respect to federal, state, local and foreign Taxes including any schedule or attachment thereto and any amendment thereof, and the term “Return” means any one of the foregoing Returns.

“Surviving Corporation” shall mean Granite Exchange Services, Inc., a Nevada Corporation.

“Superior Proposal” shall mean any proposal with any term more favorable to Granite, LLC, Nielson, Awalt, or Swift than the terms of the Acquisition Proposal.

“Swift” shall mean Justin Swift

“Taxes” shall mean all federal, state, local and foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term “Tax” means any one of the foregoing Taxes.

“TBH” shall mean The Bank Holdings, a Nevada Corporation.

“Voting Securities” or “Voting Stock” shall mean the stock or other securities or any other interest entitling the holders thereof to vote in the election of the directors, trustees or Persons performing similar functions of the Person in question, including, without limitation, nonvoting securities that are convertible or exchangeable into voting securities, but shall not include any stock or other interests entitling the holders thereof to vote only upon the happening of a contingency (other than a conversion) or exchange thereof into voting securities), whether or not such contingency has occurred.

ARTICLE 2. THE MERGER

Section 2.1  The Merger. Subject to the terms and conditions of this Agreement, as promptly as practicable following the receipt of the Last Regulatory Approval and the expiration of all applicable waiting periods, Granite, LLC will merge with and into Granite, Inc., with Granite, Inc. the Surviving Corporation pursuant to this Agreement of Merger (“Agreement”) to be entered into by and between Granite, LLC and TBH. The Merger shall be in accordance with the applicable provisions of the California Corporations Code and the Nevada Revised Statutes. The closing of the Merger (the “Closing”) shall take place at a location and time and Business Day to be designated by TBH and reasonably concurred to by Granite, LLC (the “Closing Date”) which shall not, however, be later than the first business day as is reasonably practicable following the satisfaction of all of the conditions set forth in Article 7. The Merger shall be effective when the Articles of Merger (together with any other documents required by law to effectuate the Merger) shall have been filed with the Secretary of State of the State of Nevada and a Certificate of Merger shall have been filed with the California Secretary of State.

Section 2.2  Effect of Merger. By virtue of the Merger and at the Effective Time, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of Granite, LLC shall be vested in and be held and enjoyed by Granite, Inc. (the “Surviving Corporation”), without further act or deed, and all the estates and interests of every kind of Granite, LLC, including all debts due to it, shall be as effectively the property of the Surviving Corporation as they were of Granite, LLC immediately prior to the Effective Time, and the title to any real estate vested by deed or otherwise in Granite, LLC shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of Granite, LLC shall be preserved unimpaired and all debts, liabilities and duties of Granite, LLC shall be debts, liabilities and duties of the Surviving Corporation (“Liabilities Assumed”) and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Merger.

Section 2.3  Articles of Incorporation. The Articles of Incorporation of Granite, Inc. in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation and the name of the Surviving Corporation shall be “Granite Exchange, Inc.”

TBH will cause Granite, Inc. to have filed the proper foreign corporation status with the State of California prior to the Closing Date.

Section 2.4  Merger Consideration. Each membership interest in Granite, LLC shall be converted at the Effective Time of the Merger into and become the right to receive shares of common stock of Granite, Inc. (“Merger Consideration”) with Nielson receiving 34% of the common stock of Granite, Inc., Awalt receiving 46% of the common stock of Granite, Inc., and Swift receiving 20% of the common stock of Granite, Inc.

Section 2.5  Exchange Procedures. On or as soon as practicable after the Effective Date of the Merger, TBH and/or Granite, Inc. will deliver to each of the Members their applicable Merger Consideration.

Section 2.6  Board of Directors of Granite, Inc. following the Effective Date. At the Effective Date, Rob Awalt and Justin Swift will be appointed to the board of directors of Granite, Inc. The board will initially consist of six members with each member having one vote on the board as provided in, and subject to, the provisions of the Bylaws of Granite, Inc.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF GRANITE, LLC AND THE MEMBERS

Granite, LLC and the Members, both individually and collectively represent and warrant to TBH and Granite, Inc. as follows:

Section 3.1  Organization; Corporate Power; Etc. Granite, LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the state of California and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is being conducted on the date of this Agreement. Granite, LLC has all requisite power and authority to enter into this Agreement and, subject to obtaining all Requisite Regulatory Approvals and approvals of Nielson, Awalt, and Swift of the outstanding membership interests, Granite, LLC will have the requisite power and authority to perform its obligations hereunder with respect to the consummation of the transactions contemplated hereby. Granite, LLC maintains and operates offices only in the State of California. Neither the scope of the business of Granite, LLC, nor the location of any of its properties, requires that Granite, LLC be licensed or qualified to conduct business in any jurisdiction other than the State of California, where the failure to be so licensed and qualified would have a Material Adverse Effect on Granite, LLC taken as a whole.

Section 3.2  Licenses and Permits. Except as disclosed on Schedule 3.2, Granite, LLC has all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of its business, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on Granite, LLC or on the ability of Granite, LLC to consummate the transactions contemplated by this Agreement. The properties, assets, operations and businesses of Granite, LLC are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, certificates, franchises, rights and permits.

Section 3.3  Subsidiaries. Other than as set forth on Schedule 3.3, there is no corporation, partnership, joint venture or other entity in which Granite, LLC owns, directly or indirectly (except as pledge pursuant to loans or stock or other interest held as the result of or in lieu of foreclosure pursuant to pledge or other security arrangement) any equity or other voting interest or position.

Section 3.4  Authorization of Agreement; No Conflicts.

3.4.1  The execution and delivery of this Agreement by Granite, LLC, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Granite, LLC, subject only to the approval of this Agreement by Granite, LLC members. This Agreement, upon the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Agreement in accordance with the applicable provisions of the Nevada Revised Statutes and the California Corporations Code, has been duly executed and delivered by Granite, LLC and will constitute a legal, valid and binding obligation of Granite, LLC, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

3.4.2  Except as disclosed on Schedule 3.4, the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the Member Agreement or Operating Agreement of Granite, LLC, or except for the necessity of obtaining Requisite Regulatory Approvals and approval of the members of Granite, LLC, any material mortgage, indenture, lease, agreement or other material instrument or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Granite, LLC or any of its assets or properties, other than any such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on Granite, LLC, following consummation of the Merger; or (ii) will be cured or waived prior to the Effective Time. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Granite, LLC or the performance by Granite, LLC of its obligations hereunder and there under, except for (a) filings required in order to obtain the Requisite Regulatory Approvals; (b) the filing and approval of the Merger Agreement; and (c) Tax Filings.

3.4.3  No consent or approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of Granite, LLC, and except as set forth in Schedule 3.4, no consent or approval of or notice to any other person or entity is required in connection with the execution and delivery by Granite, LLC of this Agreement or the consummation by Granite, LLC of the transactions contemplated hereunder, except for the necessity of obtaining Requisite Regulatory Approvals and approval of the members of Granite, LLC.

Section 3.5  Membership Structure. The membership structure of Granite, LLC at the Effective date is 34% owned by Lonnie Nielson, 46% owned by Rob Awalt, and 20% owned by Justin Swift. All Membership Interests are fully paid and non-assessable, have not been assigned, pledged or hypothecated, and are free of all liens, claims and encumbrances.

Section 3.6  Granite, LLC Filings.

3.6.1  Since inception, Granite, LLC has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with any applicable federal, state or local governmental or regulatory authority. All such reports, registrations and filings, and all reports sent to Granite, LLC’s members during the three-year period ended December 31, 2005 (whether or not filed with any Regulatory Authority), are collectively referred to as the “Granite, LLC Filings”. Copies of the Granite, LLC Filings have been made available to TBH. As of their respective filing or mailing dates, each of the past Granite, LLC Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Granite, LLC Financial Statements, together with the financial statements contained in the Granite, LLC Filings have been prepared on the cash basis of accounting, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the financial position of Granite, LLC as of the dates thereof and the results of its operations, cash flows and changes in shareholders’ equity for the periods then ended.

Section 3.7  Accuracy of Information Supplied.

3.7.1  No representation or warranty of Granite, LLC contained herein or any statement, schedule, exhibit or certificate given or to be given by or on behalf of Granite, LLC, to TBH in connection herewith and none of the information supplied or to be supplied by Granite, LLC to TBH hereunder contains or will contain any untrue statement of material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.7.2  None of the information supplied or to be supplied by Granite, LLC or relating to Granite, LLC which is included or incorporation by reference in the applications and forms to be filed with securities or “blue sky” authorities, self regulatory authorities, or any Governmental Entity in connection with the Merger, or any Requisite Regulatory Approvals will in connection with the Merger, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7.3  Granite, LLC has delivered to TBH copies of the balance sheets of Granite, LLC as of December 31, 2005, 2004 and 2003 and the related statements of income and changes in shareholders’ equity (the “Granite, LLC Financial Statements”), and Granite, LLC deliver to TBH copies of additional financial statements of Granite, LLC as provided in Sections 6.1.10 and 7.2.4. The Granite, LLC Financial Statements have been prepared (and all of said additional financial statements will be prepared) on the cash basis of accounting, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) consistently followed throughout the periods covered by such statements, and present (and, when prepared, will present) fairly the financial position of Granite, LLC as of the respective dates indicated and the results of operations, cash flows and changes in members’ equity at the respective dates and for the respective periods covered by such financial statements (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount.

Section 3.8  Compliance with Applicable Laws. Except as disclosed on Schedule 3.8, to the best of Granite, LLC’s Knowledge, the respective businesses of Granite, LLC is not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on Granite, LLC, Granite, Inc. or TBH at or following the Effective Time. Except as set forth in Schedule 3.8, no investigation or review by any Governmental Entity with respect to Granite, LLC is pending or, to the Knowledge of Granite, LLC threatened, nor has any Governmental Entity indicated to Granite, LLC an intention to conduct the same.

Section 3.9  Legal Proceedings.

3.9.1  Except as set forth in Schedule 3.9 there is no private or governmental suit, claim, action, arbitration or proceeding pending, nor any private or governmental suit, claim, action, arbitration or proceeding or to Granite, LLC’s knowledge threatened, nor does Granite, LLC know of any facts or circumstances which would form a basis for any such suit, claim, action, arbitration or proceeding against Granite, LLC or against any of Granite, LLC’s members, contingent workers or employees relating to the performance of their duties in such capacities, or against or affecting any properties of Granite, LLC which individually, or in the aggregate, could have a material Adverse Effect on this Agreement. As used herein and throughout this Agreement, “Contingent Worker” means any individual who performs services for Granite, LLC and (i) whose services are performed under an agreement, contract, or other arrangement pursuant to which the individual is characterized or classified by Granite, LLC as an independent contractor (or as an employee of an independent contractor; (ii) the payments for whose services have not been treated by Granite, LLC as subject to wage withholding under the Code and Applicable Law; (iii) whom Granite, LLC has not classified as its common law employee; (iv) whom Granite, LLC initially classified as a leased employee (as defined in Section 414(n) of the Code); or (v) whom Granite, LLC has leased from an entity that is the individual’s employer of record. An individual shall, for example, be deemed to be a contingent worker if he or she was engaged from a temporary help service, an employee leasing agency, a technical services firm, or an outsourcing, managed services, or master vendor firm. Except as set forth in Schedule 3.9, there are no judgments, decrees, stipulations or orders against Granite, LLC enjoining Granite, LLC or any of its respective members, contingent workers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area. Schedule 3.9 contains (i) a true, correct and complete list, including identification of the applicable insurance policy covering such litigation, if any, the applicable deductible and the amount of any reserve therefore, of all pending litigation in which Granite, LLC or any of Granite, LLC’s members, contingent workers or employees relating to the performance of their duties in such capacities, is a named party, and except as set forth in Schedule 3.9 all of the litigation listed on such schedule is adequately covered by insurance in force, except for applicable deductibles, or has been adequately reserved for in accordance with Granite, LLC prior business practice; and (ii) summary reports of counsel representing Granite, LLC on all pending litigation to which Granite, LLC or any Granite, LLC’s respective members, contingent workers or employees relating to the performance of their duties in such capacities, is a party and which names Granite, LLC or any of such members, contingent workers or employees as a defendant or cross-defendant.

3.9.2  Granite, LLC is not party to, or otherwise subject to, any agreement or memorandum of understanding with or order of any federal, state or foreign governmental or regulatory authority charged with the supervision or regulation of bank holding companies or national banks or engaged in the insurance of bank deposits, that restricts the conduct of their respective businesses, or in any manner relates to capital adequacy, credit or investment policies or management.

Section 3.10  Insurance. Except as set forth in Schedule 3.10 Granite, LLC has and at all times since January 1, 1998 had in full force and effect policies of insurance and bonds with respect to its assets and business and against casualties and contingencies which in the judgment of Granite, LLC are adequate and appropriate to cover its assets and business. Set forth in Schedule 3.10 is a schedule of all current policies of insurance carried and owned by Granite, LLC, showing the name of the insurance, a summary of the coverage, the amounts, the deductible features, the annual premiums and the expiration dates. If any such policy is changed, terminated or modified following the date of this Agreement, such termination, change or modification shall be promptly disclosed to TBH in writing. Granite, LLC is not in default under any such policy of insurance such that it could be canceled, and all material claims thereunder have been filed in timely fashion. Granite, LLC has filed claims with or given notice of claim to their insurers with respect to all material matters and occurrences for which either believes it has coverage.

Section 3.11  Title to Assets other than Real Property. Granite, LLC has good and marketable title to all its properties and assets as set forth in Schedule 3.11 (other than real property which is the subject to Section 3.12), owned or leased by Granite, LLC, free and clear of all mortgages, liens, encumbrances, pledges or charges of any kind or nature except as disclosed on Schedule 3.12 and except for: (a) encumbrances as set forth in the Granite, LLC Financial Statements; (b) liens for current Taxes not yet due which have been fully reserved for; and (c) encumbrances, if any, that are not substantial in character, amount or extent and do not detract materially from the value, or interfere with present use or the sale or other disposition of the property subject thereto or affected thereby. All such properties and assets are, and require only routine maintenance to keep them, in good working condition, normal wear and tear excepted.

Section 3.12  Real Property. Schedule 3.12 is an accurate list and general description of all real property owned or leased by Granite, LLC. Granite, LLC has good and marketable title to the real properties that it owns, as described in such Schedule, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for (a) rights of lessors, lessees or sublessees in such matters as are reflected in a written lease; (b) current Taxes (including assessments collected with Taxes) not yet due and payable; (c) encumbrances, if any, that are not substantial in character, amount or extent and do not materially detract from the value, or interfere with present use, or the ability of Granite, LLC to dispose, of the property subject thereto or affected thereby; and (d) other matters as described in Schedule 3.12. Granite, LLC has valid leasehold interests in the leaseholds it respectively holds, free and clear of all mortgages, liens, security interest, charges, claims, assessments and encumbrances, except for (a) claims of lessors, co-lessees or sublessees in such matters as are reflected in a written lease; (b) title exceptions affecting the fee estate of the lessor under such leases; and (c) other matters as described in Schedule 3.12. To the best of Granite, LLC’s Knowledge, the activities of Granite, LLC with respect to all real property owned or leased by it for use in connection with its operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any Governmental Entity. Except as set forth in Schedule 3.12, Granite, LLC enjoys quiet possession under all material leases to which it is the lessee and all of such leases are valid and in full force and effect, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. The buildings and improvements on real properties owned or leased by Granite, LLC are in good condition and repair, and do not require more than normal and routine maintenance, to keep them in such condition, normal wear and tear excepted.

Section 3.13  Taxes.

3.13.1  Filing of Returns. Except as set forth on Schedule 3.13, Granite, LLC has duly prepared and filed federal, state, and local Returns (for Tax or informational purposes) which were required to be filed by or in respect of Granite, LLC, or any of its properties, income and/or operations on or prior to the Closing Date. As of the time they were filed, the foregoing Returns accurately reflected the material facts regarding the income, business, asset, operations, activities, status, and any other information required to be shown thereon. No extension of time within which Granite, LLC may file any Return is currently in force.

3.13.2  Payment of Taxes. Except as disclosed on Schedule 3.13 with respect to all amounts in respect of Taxes imposed on Granite, LLC or for which Granite, LLC is or could be liable, whether to taxing authorities (as, for example, under law) or to other Persons (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been or will be fully complied with in all material respects, and all such amounts required to be paid by or on behalf of Granite, LLC to taxing authorities or others on or before the date hereof have been paid.

3.13.3  Audit History. Except as disclosed on Schedule 3.13, there is no review or audit by any taxing authority of any Tax liability of Granite, LLC currently in progress. Except as disclosed on Schedule 3.13, Granite, LLC has not received any written notices within the three years preceding the Closing Date of any pending or threatened audit, by the Internal Revenue Service or any state, local or foreign agency, for any Returns or Tax liability of Granite, LLC for any period. Granite, LLC currently has no unpaid deficiencies assessed by the Internal Revenue Service or any state, local or foreign taxing authority arising out of any examination of any of the Returns of Granite, LLC filed for fiscal years ended on or after December 31, 1998 through the Closing Date, nor to the Knowledge of Granite, LLC is there reason to believe that any material deficiency will be assessed.

3.13.4  Statute of Limitations. Except as disclosed on Schedule 3.13, no agreements are in force or are currently being negotiated by or on behalf of Granite, LLC for any waiver or for the extension of any statute of limitations governing the time of assessments or collection of any Tax. No closing agreements or compromises concerning Taxes of Granite, LLC are currently pending.

3.13.5  Withholding Obligations. Granite, LLC has withheld from each payment made to any of their respective officers, directors and employees, the amount of all applicable Taxes, including, but not limited to, income tax, social security contributions, unemployment contributions, backup withholding and other deductions required to be withheld therefrom by any Tax law and have paid the same to the proper taxing authorities within the time required under any applicable Tax law.

3.13.6  Tax Liens. There are no Tax liens, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any assets owned by Granite, LLC, except for liens for Taxes that are not yet due and payable.

3.13.7  Tax Reserves. Granite, LLC has made full and adequate provision and reserve for all federal, state, local or foreign Taxes for the current period for which Tax and information returns are not yet required to be filed. The Granite, LLC Financial Statements contain fair and sufficient accruals for the payment of all Taxes for the periods covered by the Granite, LLC Financial Statements and all periods prior thereto.

3.13.8  Tax Elections. No new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the assets owned by Granite, LLC shall be made after the date of this Agreement without the prior written consent of TBH, which shall not be unreasonably withheld. TBH shall be deemed to have consented in writing to any election Granite, LLC shall desire to make if: (i) the electing Person shall have notified the Chief Executive Officer of TBH in writing of its desire to make such election, including in such notice a reasonably complete summary of the election it desires to make and the reasons it desires to make such election at least 20 Business Days prior to the due date (including extensions thereof) for filing such election; and (ii) TBH shall not have responded in writing to such notice by the fifth Business Day prior to the due date (including extensions thereof) for filing such election.

3.13.9  IRC Section 382 Applicability. Granite, LLC, including any party joining in any consolidated return to which Granite, LLC is a member, underwent an “ownership change” as defined in IRC Section 382 within the “testing period” (as defined in IRC Section 382) ending immediately before the Effective Time, and not taking into account any transactions contemplated by this Agreement.

3.13.10  Disclosure Information. Within 45 days of the date of this Agreement, Granite, LLC will deliver to TBH a schedule setting forth the following information with respect to Granite, LLC and as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (a) Granite, LLC’s book and tax basis in its assets with a listing of its liabilities and contingent liabilities for which Granite, LLC or its Members have Knowledge; (b) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Granite, LLC; and (c) the amount of any deferred gain or loss allocable to Granite, LLC and arising out of any deferred intercompany transactions.

Section 3.14  Performance of Obligations. Granite, LLC has performed all material obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement, written or oral, to which any is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach or failure to perform would have a Material Adverse Effect on Granite, LLC. To Granite, LLC’s Knowledge, no party with whom Granite, LLC has an agreement that is of material importance to the businesses of Granite, LLC is in default thereunder.

Section 3.15  Brokers and Finders. Except as set forth on Schedule 3.15, Granite, LLC is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein, will result in any liability to any broker or finder. Granite, LLC agrees to indemnify and hold harmless TBH and its affiliates, and to defend with counsel selected by TBH and reasonably satisfactory to Granite, LLC, from and against any liability, cost or expense, including attorneys’ fees, incurred in connection with a breach of this Section.

Section 3.16  Material Contracts. Schedule 3.16 to this Agreement contains a complete and accurate written list of all material agreements, obligations or understandings, written and oral, to which Granite, LLC is a party as of the date of this Agreement, except for loans and other extensions of credit made by Granite, LLC in the ordinary course of its business and those items specifically disclosed in the Granite, LLC Financial Statements. The contracts are in full force and effect and without any Default by Granite, LLC thereunder.

Section 3.17  Absence of Material Adverse Effect. Since January 1, 1998, the business of Granite, LLC has been conducted only in the ordinary course, in the same manner as theretofore conducted, and no event or circumstance has occurred or is expected to occur which has had or which, with the passage of time or otherwise, could reasonably be expected to have a Material Adverse Effect on Granite, LLC.

Section 3.18  Undisclosed Liabilities. Except as disclosed on Schedule 3.18, Granite, LLC does not have any liabilities or obligations, either accrued, contingent or otherwise, that are material to Granite, LLC and that have not been: (a) reflected or disclosed in the Granite, LLC Financial Statements; or (b) incurred subsequent to December 31, 2005 in the ordinary course of business. Granite, LLC has no Knowledge of any basis for the assertion against Granite, LLC, of any liability, obligation or claim (including without limitation that of any Governmental Entity) that will have or cause, or could reasonably be expected to have or cause, a Material Adverse Effect on Granite, LLC that is not fully and fairly reflected and disclosed in the Granite, LLC Financial Statements or on Schedule 3.18.

Section 3.19  Employees; Employee Benefit Plans; ERISA.

3.19.1  All material obligations of Granite, LLC for payment to trusts or other funds or to any Governmental Entity or to any individual, director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to unemployment compensation benefits, profit-sharing, pension or retirement benefits or social security benefits, whether arising by operation of law, by contract or by past custom, have been properly accrued for the periods covered thereby on the Granite, LLC Financial Statements and paid when due. All material obligations of Granite, LLC, whether arising by operation of law, by contract or by past custom for vacation or holiday pay, bonuses and other forms of compensation which are payable to their respective directors, officers, employees or agents have been properly accrued on the Granite, LLC Financial Statements for the periods covered thereby and paid when due. Except as set forth on Schedule 3.19, there are no unfair labor practice complaints, strikes, slowdowns, stoppages or other controversies pending or, to the Knowledge of Granite, LLC, attempts to unionize or controversies threatened or relating to, any of Granite, LLC’s employees that are likely to have a Material Adverse Effect on Granite, LLC. Granite, LLC is not a party to any collective bargaining agreement with respect to any of their employees and, except as set forth on Schedule 3.19, Granite, LLC is not a party to a written employment contract with any employees and there are no understandings with respect to the employment of any officer or employee of Granite, LLC which are not terminable by Granite, LLC without liability. Except as disclosed in the Granite, LLC

Financial Statements for the periods covered thereby, all material sums due for director, officer, contingent worker, and employee compensation have been paid and all employer contributions for employee benefits, including deferred compensation obligations, and all material benefit obligations under any Employee Plan or any Benefit Arrangement have been duly and adequately paid or provided for in accordance with plan documents. Except as set forth on Schedule 3.19, no director, officer, contingent worker or employee of Granite, LLC is entitled to receive any payment of any amount under any existing agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement or the Merger Agreements. Granite, LLC has materially complied with all applicable federal and state statutes and regulations relating to employment, including, but not limited to, all civil rights laws, Presidential Executive Order 1124, the Fair Labor Standards Act of 1938, as amended, and the Americans with Disabilities Act.

3.19.2  Granite, LLC has delivered as Schedule 3.19 a complete list of:

(a)           All Granite, LLC Employee Plans and Granite, LLC Benefit Arrangements, including all plans or practices providing for compensation, benefits or accruals for active or retired directors, officers, employees or contingent workers, including, but not limited to, all benefit plans, all pension, profit-sharing, retirement, bonus, stock option, incentive, deferred compensation, severance, long-term disability, medical, dental, health, hospitalization, life insurance or other insurance plans or related benefits.

(b)           All current employees and contingent workers of Granite, LLC together with each person’s tenure with Granite, LLC, title or job classification, and the current annual rate of compensation anticipated to be paid to each such employee or contingent worker; and

(c)           All Granite, LLC Employee Plans and Granite, LLC Benefit Arrangements, including all plans or practices providing for compensation, benefits or accruals for active or retired directors, officers, employees or contingent workers, including but not limited to, all benefit plans, all pension, profit-sharing, retirement, bonus, stock option, incentive, deferred compensation, severance, long-term disability, medical, dental, health, hospitalization, life insurance or other insurance plans or related benefits.

(d)           Except as disclosed on Schedule 3.19 Granite, LLC does not maintain, administer or otherwise contribute to any employee benefit plan or arrangement (including without limitation any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (‘ERISA”)) which covers any director, officer, employee or contingent worker, whether active or retired, of Granite, LLC (any such plan being herein referred to as a “Granite, LLC Employee Plan”. True and complete copies of each such Granite, LLC employee Plan, including amendments thereto, have been previously delivered to TBH, together with (i) all agreements regarding plan assets with respect to such Granite, LLC Employee Plans, (ii) a true and complete copy of the annual reports for the most recent three years (Form 5500 Series including, if applicable, Schedules A and B thereto) prepared in connection with any such Granite, LLC Employee Plan, (iii) a true and complete copy of the actuarial valuation reports for the most recent three years, if any, prepared in connection with any such Granite, LLC Employee Plan, (iv) a copy of the most recent summary plan description of each such Granite, LLC Employee Plan, together with any modifications thereto, and (v) a copy of the most recent favorable determination letter (if applicable) from the Internal Revenue Service for each Granite, LLC Employee Plan. Granite, LLC Employee Plans are not a “multiemployer plan” as defined in

Section 3(37) of ERISA or a “multiple employer plan” as covered in Section 412(c) of the Code, and Granite, LLC has not been obligated to make a contribution to any such multiemployer or multiple employer plan within the past five years. Granite, LLC Employee Plans are, or for the last five years have been, subject to Title IV of ERISA. Each Granite, LLC Employee Plan which is intended to be qualified under Section 401(a) of the IRC is so qualified and each trust maintained pursuant thereto is exempt from income tax under Section 501(a) of the IRC, and Granite, LLC is not aware of any fact which has occurred which would cause the loss of such qualification or exemption.

(e)           Except as disclosed in Schedule 3.19, Granite, LLC does not maintain (other than base salary and base wages) any form of current or deferred compensation, bonus, severance pay, salary continuation, retirement or incentive plan or arrangement for the benefit of any member, contingent worker or employee, whether active or retired, of Granite, LLC or for any class or classes of such member, contingent workers or employees. Except as disclosed in Schedule 3.19, Granite, LLC does not maintain any group or individual health insurance, welfare or similar plan or arrangement for the benefit of any member, contingent worker or employee of Granite, LLC, whether active or retired, or for any class or classes of such member, contingent workers or employees. Any such plan or arrangement described in this Section 2.32, copies of which are attached as Schedule 3.19.

(f)            All Granite, LLC Employee Plans and Granite, LLC Benefit Arrangements are operated in compliance with the requirements of prescribed Applicable Law, including but not limited to ERISA and the Code and any published authorities and regulations thereunder, applicable thereto, and plan documents relating to any such plans or arrangements, comply with or will be amended to comply with Applicable Law. No “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to any Granite, LLC Employee Plan, or Granite, LLC Benefit Arrangement have occurred; each “plan official” within the meaning of Section 412 of ERISA of each Granite, LLC Employee Plan is bonded to the extent required by such Section 412; with respect to each Granite, LLC Employee Plan, to Granite, LLC’s Knowledge, no employee of Granite, LLC, nor any fiduciary of any Granite, LLC Employee Plan, Granite, LLC Benefit Arrangement, has engaged in any breach of fiduciary duty as defined in part 4 of Subtitle B of title I of ERISA which could subject Granite, LLC to liability if Granite, LLC is obligated to indemnify such person against liability. Except as disclosed in Schedule 3.19, Granite, LLC has not failed to make any material contribution or pay any amount due and owning as required by Applicable Law or the terms of any Granite, LLC Employee Plan or Granite, LLC Benefit Arrangement.

(g)           Except as set forth on Schedule 3.19, no Granite, LLC Employee Plan or Granite, LLC Benefit Arrangement has any material liability of any nature, accrued or contingent, including, without limitation, liabilities for federal, state, local or foreign taxes, interest or penalty other than liability for claims arising in the course of the administration of each such respective Granite, LLC Employee Plan or Granite, LLC Benefit Arrangement. Except as set forth on Schedule 3.19, there is no pending, or to Granite, LLC’s Knowledge, threatened, legal action, proceeding or investigation against any Granite, LLC Employee Plan or Granite, LLC Benefit Arrangement of Granite, LLC which could result in liability to such Granite, LLC Employee Plan or Granite, LLC Benefit Arrangement or Granite, LLC, other than routine claims for benefits, and Granite, LLC is not aware of any basis for any such legal action, proceeding or investigation.

(h)           Each Granite, LLC Benefit Arrangement which is a group health plan (within the meaning of such term under Section 4980B(g)(2) of the Code) materially complies and has materially complied with the requirements of Section 601 through 608 of ERISA or Section 4980B of the Code governing continuation coverage requirements for employee-provided group health plans. Each Granite, LLC Benefit Arrangement does not provide coverage to retired or former Granite, LLC employees, except as required by the aforementioned continuation coverage requirements.

(i)            Except as disclosed in Schedule 3.19, Granite, LLC has not maintained any Granite, LLC Employee Plan or Granite, LLC Benefit Arrangement pursuant to which any benefit or other payment will be required to be made by Granite, LLC or pursuant to which any other benefit will accrue or vest in any member, contingent worker or employee of Granite, LLC as a result of the consummation of the transactions contemplated by this Agreement.

(j)            Except as disclosed in Schedule 3.19, each of the Granite, LLC Employee Plans and Granite, LLC Benefit Arrangements can be terminated by Granite, LLC without liability or any additional contribution to such Granite, LLC Employee Plan or Granite, LLC Benefit Arrangement or the payment of any additional compensation or amount or the additional vesting or acceleration of any benefits.

Section 3.20  Powers of Attorney. No power of attorney or similar authorization given by Granite, LLC thereof is presently in effect or outstanding other than powers of attorney given in the ordinary course of business with respect to routine matters.

Section 3.21  Hazardous Materials. Except as set forth on Schedule 3.21 and except for ordinary and necessary quantities of cleaning, pest control and office supplies, and other small quantities of Hazardous Substances that are used in the ordinary course of the business of Granite, LLC and in compliance with applicable Environmental Laws.

Section 3.22  Regulatory Approvals. To the best Knowledge of Granite, LLC there are no facts, events or conditions applicable to Granite, LLC which will or reasonably could affect the likelihood of securing the regulators approvals or consents of any Governmental Entity to the Merger and transactions completed by this Agreement.

Section 3.23  Books and Records.

3.23.1 Granite, LLC has records which accurately and validly reflect, in all material respects, its transactions and each has accounting controls sufficient to insure that such transactions are (i) in all material respects, executed in accordance with management’s general or specific authorization, and (ii) recorded on a cash basis. Such records, to the extent they contain important information pertaining to Granite, LLC which is not easily and readily available elsewhere have been duplicated, and such duplicates are stored safely and securely pursuant to procedures and techniques reasonably adequate for companies of the size of Granite, LLC and in the business in which Granite, LLC is engaged; and the data processing equipment, data transmission equipment, related peripheral equipment and software used by Granite, LLC in the operation of its respective businesses (including any disaster recovery facility) to generate and retrieve such records are reasonably adequate for companies of the size of Granite, LLC and in the business in which Granite, LLC is engaged.

Section 3.24  Vote Requirement. The affirmative vote of 100% of the membership interests of Granite, LLC entitled to vote on the Merger is the only vote necessary to approve the Agreement, and the transactions contemplated herein.

Section 3.25  Effective Date of Representations, Warranties, Covenants and Agreements. Each representation, warranty, covenant and agreement of Granite, LLC set forth in this Agreement shall be deemed to be made on and as of the date hereof and as of the Closing Date.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF TBH

TBH and Granite, Inc. represent and warrant to Granite, LLC and the Members that:

Section 4.1  Organization; Corporate Power; Etc. TBH and Granite, Inc. are Nevada corporations duly organized, validly existing and in good standing under the laws of the State of Nevada and have all requisite corporate power and authority to own, lease and operate its respective properties and assets and to carry on its respective business substantially as it is being conducted on the date of this Agreement. TBH and Granite, Inc. have all requisite corporate power and authority to enter into this Agreement and, subject to obtaining all Requisite Regulatory Approvals, TBH will have the requisite corporate power and authority to perform its respective obligations hereunder with respect to the consummation of the transactions contemplated hereby. TBH is the sole shareholder of Granite, Inc.. Neither the scope of business of TBH, nor the location of any of its respective properties, requires that TBH be licensed to conduct business in any jurisdiction other than those jurisdictions in which they are licensed or qualified to do business as a foreign corporation, where the failure to be so licensed or qualified would, individually or in the aggregate, have a Material Adverse Effect on TBH taken as a whole.

Section 4.2  Authorization of Agreement; No Conflicts.

4.2.1 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the parts of TBH and Granite, Inc.. This, upon the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Agreement in accordance with the applicable provisions of the Nevada Revised Statutes and the California Corporations Code, has been duly executed and delivered by TBH and Granite, Inc. and will constitute a legal, valid and binding obligation of TBH and Granite, Inc., enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.

4.2.2 Except as discussed on Schedule 4.2, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the Articles of Incorporation or Bylaws of TBH or Granite, Inc., or except for the necessity of obtaining the Requisite Regulatory Approvals, any material mortgage, indenture, lease, agreement or other material instrument, or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to TBH or Granite, Inc. or any of their assets or properties, other than any such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on TBH or Granite, Inc. taken as a whole; or (ii) will be cured or waived prior to the Effective Time. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement by TBH or Granite, Inc. or the performance by TBH and Granite, Inc. of their obligations hereunder, except for (a) filings required in order to obtain Requisite Regulatory Approvals; (b) the filing and approval of the Merger Agreement with the State of Nevada; (c) any approvals required to be obtained pursuant to the Bank Holding Company Act of 1956 as amended (“BHCA”) or any other required governmental approval for the execution and delivery of this Agreement by TBH or the consummation of the Merger; and (e) any consents, authorizations, approvals, filings or exemptions required to be made or obtained under the securities or “blue sky” laws of various jurisdictions in connection with the issuance of shares of Granite, Inc. Common Stock.

4.2.3  No consent or approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of TBH and Granite, Inc., and except as set forth in Schedule 4.2.3, no consent or approval of or notice to any other person or entity is required in connection with the execution and delivery by TBH and Granite, Inc. of this Agreement or the consummation by TBH and Granite, Inc. of the transactions contemplated hereunder, except for the necessity of obtaining Requisite Regulatory Approvals and approval of the directors of TBH and Granite, Inc.

Section 4.3  Accuracy of Information Supplied.

4.3.1  No representation or warranty of TBH or Granite, Inc. contained herein or any statement, schedule, exhibit or certificate given or to be given by or on behalf of TBH or Granite, Inc., to Granite, LLC in connection herewith and none of the information supplied or to be supplied by TBH or Granite, Inc., to Granite, LLC hereunder contains or will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.3.2  None of the information supplied or to be supplied by TBH or relating to TBH or Granite, Inc. which is included or incorporated by reference the applications and forms to be filed with securities or “blue sky” authorities, self regulatory authorities, or any Governmental Entity in connection with the Merger, or any Requisite Regulatory Approvals in connection with the Merger will, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.4  Legal Proceedings.

4.4.1  Except as set forth in Schedule 4.4 there is no private or governmental suit, claim, action, arbitration or proceeding pending, nor any private or governmental suit, claim, action, arbitration or proceeding or to TBH or Granite, Inc.’s Knowledge threatened, nor does TBH or Granite, Inc. know of any facts or circumstances which would form a basis for any such suit, claim, action, arbitration or proceeding against TBH or Granite, Inc. or against any of TBH or Granite, Inc.’s directors, officers, contingent workers or employees relating to the performance of their duties in such capacities, or against or affecting any properties of TBH or Granite, Inc. which individually, or in the aggregate, could have a material Adverse Effect on this Agreement.

4.4.2 TBH and/or Granite, Inc. is not a party to, or otherwise subject to, any agreement or memorandum of understanding with or order of any federal, state or foreign governmental or regulatory authority charged with the supervision or regulation of bank holding companies or banks engaged in the insurance of bank deposits, that restricts the conduct of their respective businesses, or in any manner relates to capital adequacy, credit or investment policies or management.

Section 4.5  Insurance. Except as set forth in Schedule 4.5 TBH and Granite, Inc. has and at all times since inception had in full force and effect policies of insurance and bonds (including without limitation bankers’ blanket bond, fidelity coverage, director and officer liability, fire, third party liability, use and occupancy) with respect to its assets and business and against casualties and contingencies which in the judgment of TBH and Granite, Inc. are adequate and appropriate to cover their assets and business. Set forth in Schedule 4.5 is a schedule of all current policies of insurance and bonds (other than title or credit insurance) carried and owned by TBH and Granite, Inc., showing the name of the insurance or bonding company, a summary of the coverage, the amounts, the deductible features, the annual premiums and the expiration dates. If any such policy or bond is changed, terminated or modified following the date of this Agreement, such termination, change or modification shall be promptly disclosed to Granite, LLC in writing. TBH and Granite, Inc. are not in default under any such policy of insurance or bond such that it could be canceled, and all material claims thereunder have been filed in timely fashion. TBH and Granite, Inc. has filed claims with or given notice of claim to their insurers or bonding companies with respect to all material matters and occurrences for which either believes it has coverage.

Section 4.6  Taxes.

4.6.1  Filing of Returns. Granite, Inc. is a newly created subsidiary of TBH, and, therefore, has not been obligated to file any federal, state, and local Returns (for Tax or informational purposes) which were required to be filed by or in respect of Granite, Inc., or any of its properties, income and/or operations on or prior to the Closing Date.

4.6.2  Tax Elections. No new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the assets owned by Granite, Inc. shall be made after the date of this Agreement without the prior written consent of Granite, LLC and its members, which shall not be unreasonably withheld.

Section 4.7  Brokers and Finders. Except as set forth on Schedule 4.7, TBH and Granite, Inc. is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement, nor the consummation of the transactions provided for herein, will result in any liability to any broker or finder. TBH and Granite, Inc. agrees to indemnify and hold harmless Granite, LLC, and to defend with counsel selected by Granite, LLC and reasonably satisfactory to TBH and Granite, Inc., from and against any liability, cost or expense, including attorneys’ fees, incurred in connection with a breach of this Section 4.7.

Section 4.8  Absence of Material Adverse Effect. Since inception, the business of TBH and Granite, Inc. has been conducted only in the ordinary course, in the same manner as theretofore conducted, and no event or circumstance has occurred or is expected to occur which has had or which, with the passage of time or otherwise, could reasonably be expected to have a Material Adverse Effect on TBH and Granite, Inc.

Section 4.9  Undisclosed Liabilities. Except as disclosed on Schedule 4.9, TBH and Granite, Inc. do not have any liabilities or obligations, either accrued, contingent or otherwise, that are material to TBH and Granite, Inc. and that have not been: (a) reflected or disclosed to Granite, LLC; or (b) incurred subsequent to December 31, 2005 in the ordinary course of business. TBH and Granite, Inc. have no Knowledge of any basis for the assertion against TBH and Granite, Inc., of any liability, obligation or claim (including without limitation that of any Governmental Entity) that will have or cause, or could reasonably be expected to have or cause, a Material Adverse Effect on TBH and Granite, Inc. that is not fully and fairly reflected and disclosed to Granite, LLC or on
Schedule 4.9.

Section 4.10  Compliance with Applicable Laws. Except as disclosed on Schedule 4.10, to the best of TBH’s Knowledge, the respective businesses of TBH and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on TBH and its Subsidiaries, taken as a whole. No investigation or review by any Governmental Entity with respect to TBH is pending or, to the Knowledge of TBH threatened, nor has any Governmental Entity indicated to TBH an intention to conduct the same, other than those the outcome of which, as far as can be reasonably foreseen, will not have a Material Adverse Effect on TBH and its Subsidiaries, taken as a whole.

Section 4.11  Performance of Obligations. TBH and its Subsidiaries have performed all material obligations required to be performed by them to date and none of TBH is in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement, written or oral, to which any is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach or failure to perform would have a Material Adverse Effect on TBH, taken as a whole. To TBH’s Knowledge, and except as disclosed on Schedule 4.11, no party with whom TBH has an agreement that is of material importance to the business of TBH, taken as a whole, is in default thereunder.

Section 4.12  Regulatory Approval. Neither TBH nor Granite, Inc. is subject to any regulatory enforcement agreement. To the best knowledge of TBH there is no fact, event or condition applicable to TBH which will, or reasonably could be expected to, adversely affect the likelihood of securing the required approval or consent of any Governmental Entity to the Mergers and transaction completed by this Agreement.

Section 4.13  Vote Requirement. At the Closing, TBH will deliver certified copies of resolutions duly adopted by the Board of Directors of TBH and the Board of Directors and Shareholders of Granite, Inc. authorizing the purchase of Granite, LLC.

Section 4.14  Effective Date of Representations, Warranties, Covenants and Agreements. Each representation, warranty, covenant and agreement of TBH and Granite, Inc. set forth in this Agreement shall be deemed to be made on and as of the date hereof and as of the Closing Date.

ARTICLE 5. ADDITIONAL AGREEMENTS

Section 5.1  Access to Information, Due Diligence, Etc.

5.1.1  TBH agrees that TBH has had full access to sufficient information of Granite, LLC such that TBH is able to reasonably assess the strengths and weaknesses of the terms and conditions of this Agreement and that TBH has had the opportunity to conduct sufficient due diligence such that TBH is entering into this Agreement having sufficient Knowledge of the operations and financial condition of Granite, LLC.

Section 5.2  Member Approval.

5.2.1  Granite, LLC will prepare and provide to TBH on the Closing Date, confirmation of the vote of the Members of Granite, LLC approving the terms and conditions of this Agreement.

Section 5.3  Taking of Necessary Action.

5.3.1  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws and the fiduciary duties of Granite, LLC’s members, or TBH’s and Granite, Inc.’s Boards of Directors, as advised in writing by their respective counsel, to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the delivery of any certificate or other document reasonably requested by counsel to a party to this Agreement. Without limiting the foregoing, TBH, Granite, Inc. and Granite, LLC will use their reasonable efforts to obtain all consents of third parties and Government Entities necessary or, in the reasonable opinion of TBH, Granite, Inc. or Granite, LLC advisable for the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, TBH shall cause Granite, Inc. to take all actions necessary to execute and file this Agreement and to effect all transactions contemplated by this Agreement and Granite, LLC shall take all actions necessary to effect all transactions contemplated by this Agreement. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Granite, LLC, the proper officers or directors of TBH or Members of Granite, LLC, as the case may be, shall take all such necessary action.

5.3.2  The obligations of Granite, LLC contained in Section 6.2.4 of this Agreement shall continue to be in full force and effect despite any Default thereof by reason of receipt of a Superior Proposal and any Default thereof by the defaulting party shall entitle TBH and Granite, Inc. to such legal or equitable remedies as may be provided in this Agreement or by law notwithstanding that any action or inaction of the Members of Granite, LLC which is required to enable such party to fulfill such obligations may be excused based on the continuing fiduciary obligations of the Members of Granite, LLC.

Section 5.4  Applications.

5.4.1  TBH and Granite, Inc. will prepare and file as promptly as practicable the statements, applications, correspondence or forms to be filed with appropriate State securities law regulatory authorities, and the statements, correspondence or applications to be filed to obtain the Requisite Regulatory Approvals to consummate the transactions contemplated by this Agreement.

5.4.2  Each party shall provide to the other at the request of the other party: (i) immediately prior to the filing thereof, copies of all material statements, applications, correspondence or forms to be filed with state securities law regulatory authorities, and other appropriate regulatory authorities to obtain the Requisite Regulatory Approvals to consummate the transactions contemplated by this Agreement; and (ii) promptly after delivery to, or receipt from, such regulatory authorities all written communications, letters, reports or other documents relating to the transactions contemplated by this Agreement.

Section 5.5  Expenses.

5.5.1 TBH and Granite, LLC will share equally the costs of drafting and reviewing the Merger Agreement, and the Stock Purchase Agreement. These agreements will be drafted by Randy C. Renfro and will be reviewed by TBH’s attorney.

5.5.2 Whether or not the Mergers are consummated, all other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, besides the drafting of the Merger Agreement and the drafting of the Stock Purchase Agreement, shall be paid by the party incurring the same.

5.5.3  Granite, LLC shall use its best efforts to ensure that their attorneys, accountants, financial advisors, investment bankers and other consultants engaged by it in connection with the transaction contemplated by this Agreement submit full and final bills on or before the Closing Date and that all such expenses are paid or properly accrued prior to the Closing Date.

Section 5.6  Notification of Certain Events.

5.6.1  Granite, LLC shall provide to TBH, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Sections 6.1 and 6.2, which notice shall provide reasonable detail as to the subject matter thereof.

5.6.2  TBH shall provide to Granite, LLC, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Section 6.3 and 6.4, which notice shall provide reasonable detail as to the subject matter thereof.

5.6.3 Each party shall promptly advise the others in writing of any change or event which could reasonably be expected to have a Material Adverse Effect on the business, properties, assets, financial condition, results of operations, liabilities or personnel of such party or on its ability to consummate the transactions contemplated by this Agreement.

Section 5.7  Closing Schedules. Granite, LLC has delivered to TBH on or before the date of this Agreement all of the Schedules to this Agreement which Granite, LLC are required to deliver to TBH hereunder (the “Granite, LLC Schedules”). Immediately prior to the Closing Date, Granite, LLC shall have prepared updates of the Granite, LLC Schedules provided for in this Agreement and shall deliver to TBH revised schedules containing the updated information (or a certificate signed by Granite, LLC’s Managing Member stating that there have been no changes on the applicable schedules). Such updated schedules shall sometimes be referred to collectively, as the “Closing Schedules.”  The Closing Schedules shall be dated as of the day prior to the Closing Date and shall contain information as of the day prior to the Closing Date or as of such earlier date as is practicable under the circumstances. In the event the Closing Schedules disclose an event, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on Granite, LLC, or on consummation of the transactions contemplated by this Agreement, that was not disclosed in the previously delivered Schedules hereto, shall so notify TBH in the letter of transmittal for such Closing Schedules, the Closing Date shall be delayed for seven (7) Business Days and TBH shall be entitled to terminate this Agreement within five (5) Business Days after receiving such Closing Schedules that disclose such event, occurrence or circumstance. In the event of any such termination, TBH shall have no liability for such termination. The affected party shall have no liability to the terminating party in such an event unless (i) as a result of the existence of such event, occurrence or circumstance so disclosed in the Closing Schedules any of the representations or warranties of the affected party contained in this Agreement are found to have been untrue in any material respect as of the date of this Agreement, or (ii) the event, occurrence or circumstance could have been prevented in the exercise of reasonable diligence by any officers or directors of the affected party, in either of which cases the affected party shall be liable to the terminating party for Liquidated Damages as provided in Section 8.5 hereof.

Section 5.8  No Other Representations. TBH and Granite, Inc. acknowledge that neither Granite, LLC nor its Members nor any representative or agent of Granite, LLC or its Members have made any representation or warranty (expressed or implied) regarding Granite, LLC, or any matter or thing affecting or relating to this Agreement, except as specifically set forth in this Agreement. Neither Granite, LLC nor its Members shall be liable or bound in any manner by any oral or written statement representation, warranty, agreement or information pertaining to Granite, LLC or this Agreement furnished by any broker, agent or other person, unless specifically set forth in this Agreement.

ARTICLE 6. CONDUCT OF BUSINESS

Section 6.1  Affirmative Conduct of Granite, LLC. During the period from the date of execution of this Agreement through the Effective Time, Granite, LLC shall carry on their business, and in the ordinary course in substantially the manner in which heretofore conducted, and use all commercially reasonable efforts to preserve intact its business organization, and to maintain and preserve its relationship and goodwill with customers, employees, contingent workers, and others having business relationships with it, keep available the services of its officers and employees, (other than terminations in the ordinary course of business) and preserve its relationships with customers, suppliers and others having business dealings with it; and, to these ends, shall fulfill each of the following:

6.1.1 Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

6.1.2 Advise TBH promptly in writing of any change that would have a Material Adverse Effect on its capital structure, financial condition, assets, results of operations, business or prospects or of any matter which would make the representations and warranties set forth in Article 3 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time;

6.1.3 Keep in full force and effect all of its existing material permits and licenses;

6.1.4  Use its commercially reasonable efforts to maintain insurance or bonding coverage on all material properties for which it is responsible and on its business operations, and carry not less than the same coverage for fidelity, public liability, personal injury, property damage and other risks equal to that which is in effect as of the date of this Agreement; and notify TBH in writing promptly of any facts or circumstances which could affect its ability to maintain such insurance or bonding coverage;

6.1.5  Perform its contractual obligations and not breach or come into default on any of such obligations, and not amend, modify, or, except as they may be terminated in accordance with their terms, terminate any material contract, agreement, understanding, commitment, or offer, whether written or oral, (collectively referred to as an “Understanding”) or materially default in the performance of any of its obligations under any Understanding where such default would have a Material Adverse Effect on Granite, LLC;

6.1.6  Duly observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on Granite, LLC;

6.1.7 Duly and timely file as and when due all reports and Returns required to be filed with any Governmental Entity;

6.1.8 Maintain its assets and properties in good condition and repair, normal wear and tear excepted;

6.1.9 Promptly advise TBH in writing of any event or any other transaction within the Knowledge of Granite, LLC, whereby any Person or related group of Persons acquires, after the date of this Agreement, directly or indirectly, record or beneficial ownership (as defined in Rule 13d-3 promulgated by the SEC pursuant to the Exchange Act) or control of 5% or more of the outstanding membership interest of Granite, LLC;

6.1.10  Furnish to TBH, as soon as practicable, and in any event within fifteen days after it is prepared (ii) copies of all material reports, renewals, filings, certificates, statements, correspondence and other documents specific to Granite, LLC or filed with or received from any Governmental Entity; (iii) monthly unaudited balance sheets, statements of income and changes in shareholders’ equity for Granite, LLC and quarterly unaudited balance sheets, statements of income and changes in shareholders’ equity for Granite, LLC, in each case prepared on a basis consistent with past practice; and (iv) such other reports as TBH may reasonably request (which are otherwise deliverable under this Section 6.1.11) relating to Granite, LLC. Each of the financial statements of Granite, LLC delivered pursuant to this Section 6.1.10 shall be accompanied by a certificate of the Managing Member of Granite, LLC to the effect that such financial statements fairly present the financial information presented therein of Granite, LLC, for the periods covered, subject to recurring adjustments normal in nature and amount, necessary for a fair presentation and are prepared on a basis consistent with past practice;

6.1.11  Granite, LLC agrees that through the Effective Time, as of their respect dates, (i) each Granite, LLC Filing will be true and complete in all material respects; and (ii) each Granite, LLC Filing will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such Granite, LLC Filings that is intended to present the financial position of Granite, LLC during the periods involved to which it relates will fairly present in all material respects the financial position of Granite, LLC and will be prepared on a cash basis of accounting;

6.1.12 Maintain reserves for contingent liabilities in accordance with applicable accounting principles and consistent with past practices;

6.1.13  Promptly notify TBH of the filing, or threatened filing, of any litigation, or the filing or threatened filing of any government or regulatory action, including an investigation or notice of investigation, or similar proceeding or notice of any material claims against Granite, LLC or any of their assets;

Section 6.2  Negative Covenants of Granite, LLC. During the period from the date of execution of this Agreement through the Effective Time, Granite, LLC agrees that without TBH’s prior written consent, it shall not:

6.2.1 Other than as provided for in this Agreement:  (a) make any other distribution in respect of, any of its membership interests; (b) combine or reclassify any of its membership interests or issue or authorize the issuance of any other interests in respect of, in lieu of or in substitution for its interests; or (c) repurchase or otherwise acquire any of its membership interests;

6.2.2 Take any action that would or might result in any of the representations and warranties of Granite, LLC set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority;

6.2.3 Amend Operating Agreement, except as required by the terms of this Agreement;

6.2.4  Authorize or knowingly permit any of its representatives, directly or indirectly, to solicit or encourage any Acquisition Proposal (as hereinafter defined) or participate in any discussions or negotiations with, or provide any nonpublic information to, any Person or group of persons (other than TBH, and their representatives) concerning any such solicited Acquisition Proposal. Granite, LLC shall notify TBH immediately if any inquiry regarding an Acquisition Proposal is received by Granite, LLC, including the terms thereof. For purposes of this Section 6.2.5, “Acquisition Proposal” shall mean any (a) proposal pursuant to which any Person other than TBH would acquire or participate in a merger or other business combination or reorganization involving Granite, LLC; (b) proposal by which any Person or group, other than TBH, would acquire the right to vote five percent (5%) or more of the membership interests of Granite, LLC entitled to vote for the election of directors; (c) acquisition of the assets of Granite, LLC other than in the ordinary course of business; or (d) acquisition in excess of five percent (5%) of the outstanding membership interests of Granite, LLC, other than as contemplated by this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Granite, LLC’s Members from (i) furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity, or recommending an unsolicited bona fide written Acquisition Proposal to the members of Granite, LLC, if and only to the extent that (A) the members of Granite, LLC have determined and believe in good faith (after consultation with and the concurrence of its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction materially more favorable, from a financial point of view, to Granite, LLC’s Members than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a “Superior Proposal”) and Granite, LLC’s Members have determined in good faith, after consultation with and based on written advice from its outside legal counsel, that such action is necessary for Granite, LLC to comply with its fiduciary duties to shareholders under applicable law, and (B) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such person or entity, Granite, LLC’s Members have received from such person or entity an executed confidentiality agreement, with terms no more favorable to such party than those contained in this Agreement between Granite, LLC,  and TBH, or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, if such Rule is applicable thereto;

6.2.5  Acquire or agree to acquire by merging, consolidating with, or by purchasing all or a substantial portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire any assets which are material to Granite, LLC, other than in the ordinary course of business consistent with prior practice;

6.2.6  Sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, to Granite, LLC, except in the ordinary course of business consistent with prior practice;

6.2.7  Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of Granite, LLC or guarantee any debt securities of others other than in the ordinary course of business consistent with prior practice;

6.2.8  Enter into any Understanding, except: (a) deposits incurred, and short-term debt securities (obligations maturing within one year) issued, in its ordinary course of business consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; (b) commitments to make loans or other extensions of credit in the ordinary course of business consistent with prior practice; and (c) loan sales in the ordinary course of business, without any recourse, provided that no commitment to sell loans shall extend beyond the Effective Time;

6.2.9  Make or enter into a commitment to make any loan or other extension of credit to any member or employee of Granite, LLC, except in accordance with practice or policy in existence on the date of this Agreement and in compliance with all applicable laws and all applicable regulations and directives of any Governmental Entity;

6.2.10 Except in the ordinary course of business consistent with prior practice or as required by an existing contract, and provided prior disclosure thereof has been made in Schedule 6.2.10, grant any general or uniform increase in the rates of pay of employees or employee benefits or any increase in salary or employee benefits of any member, employee or agent or pay any bonus to any Person;

6.2.11 Sell, transfer, mortgage, encumber or otherwise dispose of any assets or other liabilities except in the ordinary course of business consistent with prior practice or as required by any existing contract;

6.2.12 Make any capital expenditures, or commitments with respect thereto, except those in the ordinary course of business which do not exceed $5,000 individually or $15,000 in the aggregate;

6.2.13  Renew, extend or amend any existing employment contract or agreement, enter into any new employment contract or agreement or make any bonus or any special or extraordinary payments to any Person;

6.2.14  Except in the ordinary course of business consistent with prior practice and in compliance with applicable laws and regulations, make any material investments, by purchase of stock or securities, contributions of capital, property transfers, purchases of any property or assets or otherwise, in any other individual, corporation or other entity;

6.2.15  Except as otherwise required to correct a prior filing, compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency except in a form previously approved by TBH, which approval will not be unreasonably withheld, in writing, or file or amend any federal, foreign, state or local Tax Return or report or make any tax election or change any method or period of accounting unless required by applicable law and, then, only after submitting such Tax return or report or proposed Tax election or change in any method or period of accounting, to TBH for its approval, which it shall not unreasonably withhold or delay;

6.2.16 except as contemplated in this Agreement, terminate any Granite, LLC Employee Plan or Granite, LLC Benefit Arrangement;

6.2.17  Change its fiscal year or methods of accounting in effect at December 31, 2005, except as required by changes in accounting principles as concurred to by Granite, LLC’s independent public accountants;

Section 6.3  Affirmative Conduct of TBH. During the period from the date of execution of this Agreement through the Effective Time, TBH agrees (except to the extent Granite, LLC shall otherwise consent in writing) to do the following:

6.3.1 Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

6.3.2 Advise Granite, LLC promptly in writing of any change that would have a Material Adverse Effect on its capital structure, consolidated financial condition, consolidated assets, consolidated results of operations, business or prospects or of any matter which would make the representations and warranties set forth in Article 4 hereof not true and correct in any material respect as of the Effective Time;

6.3.3 Keep in full force and effect all of its existing material permits and licenses;

6.3.4  Use its commercially reasonable efforts to maintain insurance or bonding coverage on all material properties for which it is responsible and on its business operations, and carry not less than the same coverage for fidelity, public liability, personal injury, property damage and other risks equal to that which is in effect as of the date of this Agreement; and notify Granite, LLC in writing promptly of any facts or circumstances which could affect its ability to maintain such insurance or bonding coverage;

6.3.5  Perform its contractual obligations and not breach or come into default on any of such obligations, and not amend, modify, or, except as they may be terminated in accordance with their terms, terminate any material contract, agreement, understanding, commitment, or offer, whether written or oral, (collectively referred to as an “Understanding”) or materially default in the performance of any of its obligations under any Understanding where such default would have a Material Adverse Effect on TBH or Granite, Inc.;

6.3.6  Duly observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on TBH or Granite, Inc.;

6.3.7 Duly and timely file as and when due all reports and Returns required to be filed with any Governmental Entity;

6.3.8 Promptly advise Granite, LLC in writing of any event or any other transaction within the Knowledge of Granite, LLC, whereby any Person or related group of Persons acquires, after the date of this Agreement, directly or indirectly, record or beneficial ownership (as defined in Rule 13d-3 promulgated by the SEC pursuant to the Exchange Act) or control of 5% or more of the outstanding stock of TBH or Granite, Inc.;

6.3.9 Maintain reserves for contingent liabilities consistent with past practices;

6.3.10  Promptly notify Granite, LLC of the filing, or threatened filing, of any litigation, or the filing or threatened filing of any government or regulatory action, including an investigation or notice of investigation, or similar proceeding or notice of any material claims against TBH or Granite, Inc. or any of their assets;

Section 6.4  Negative Covenants of TBH. During the period from the date of execution of this Agreement through the Effective Time, TBH agrees that without Granite, LLC’s prior written consent, it shall not:

6.4.1 Other than as provided for in this Agreement:  (a) make any other distribution in respect of any of Granite, Inc.’s common stock; (b) combine or reclassify any of Granite, Inc.’s common stock or issue or authorize the issuance of any other interests in respect of Granite, Inc., in lieu of or in substitution for its common stock; or (c) repurchase or otherwise acquire any of its common stock;

6.4.2 Take any action that would or might result in any of the representations and warranties of TBH set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority;

6.4.3 Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of Granite, Inc. or guarantee any debt securities of others other than in the ordinary course of business consistent with prior practice;

6.4.4  Enter into any Understanding on behalf of Granite, Inc. except: (a) deposits incurred, and short-term debt securities (obligations maturing within one year) issued, in its ordinary course of business consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; (b) commitments to make loans or other extensions of credit in the ordinary course of business consistent with prior practice; and (c) loan sales in the ordinary course of business, without any recourse, provided that no commitment to sell loans shall extend beyond the Effective Time;

6.4.5  Make or enter into a commitment to make any loan or other extension of credit to any shareholder or employee of Granite, Inc., except in accordance with practice or policy in existence on the date of this Agreement and in compliance with all applicable laws and all applicable regulations and directives of any Governmental Entity;

6.4.6  Sell, transfer, mortgage, encumber or otherwise dispose of any assets or other liabilities of Granite, Inc. except in the ordinary course of business consistent with prior practice or as required by any existing contract;

6.4.7  Make any capital expenditures on behalf of Granite, Inc., or commitments with respect thereto, except those in the ordinary course of business which do not exceed $5,000 individually or $15,000 in the aggregate;

6.4.8  Renew, extend or amend any existing employment contract or agreement, enter into any new employment contract or agreement or make any bonus or any special or extraordinary payments to any Person on behalf of Granite, Inc.;

6.4.9  Except in the ordinary course of business consistent with prior practice and in compliance with applicable laws and regulations, make any material investments, by purchase of stock or securities, contributions of capital, property transfers, purchases of any property or assets or otherwise, in any other individual, corporation or other entity on behalf of Granite, Inc.

ARTICLE 7. CONDITIONS PRECEDENT TO CLOSING

Section 7.1  Conditions to the Parties’ Obligations. The obligations of all the parties to this Agreement to effect the Merger shall be subject to the fulfillment of the following conditions:

7.1.1 This Agreement shall have been validly approved by the holders of 100% of the membership interests of Granite, LLC and 100% of the membership interests of All-Star Exchange Services, LLC;

7.1.2  All permits, approvals and consents required to be obtained, and all waiting periods required to expire, prior to the consummation of the Merger under applicable federal laws of the United States or applicable laws of any state having jurisdiction over the transactions contemplated by this Agreement shall have been obtained or expired, as the case may be (all such permits, approvals and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), without the imposition of any condition which in the reasonable judgment of any party to be affected by such condition is materially burdensome upon such party or its respective Affiliates or the Surviving Corporation;

7.1.3 There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Government Entity which: (i) makes the consummation of the merger illegal; (ii) requires the divestiture by TBH of any material asset or of a material portion of the business of TBH; or (iii) imposes any condition upon TBH or its Subsidiaries which in the judgment of TBH would be materially burdensome;

7.1.4  No legal, administrative, arbitration, investigatory or other proceeding by any Governmental Entity or any other Person shall have been instituted and, at what otherwise would have been the Effective Time, remain pending by or before any Governmental Entity to restrain or prohibit the transactions contemplated hereby;

7.1.5  No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated by this Agreement which presents a substantial risk that such transactions will be restrained or that either party hereto may suffer material damages or other relief as a result of consummating such transactions.

Section 7.2  Conditions to TBH’s Obligations. The obligations of TBH to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by TBH) of the following conditions:

7.2.1  Except as otherwise provided in this Section 7.2, (a) the representations and warranties of Granite, LLC contained in Article 3 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a Material Adverse Effect on Granite, LLC or the Surviving Corporation, or upon the consummation of the transactions contemplated hereby; (b) Granite, LLC shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on Granite, LLC or the Surviving Corporation, or upon the consummation of the transactions contemplated hereby; (c) none of the events or conditions entitling TBH to terminate this Agreement under Article 8 shall have occurred and be continuing; and (d) Granite, LLC shall have delivered to TBH certificates dated the date of the Effective Time and signed by the Members to the effect set forth in Subsections 7.2.1(a), (b) and (c);

7.2.2  There shall have been obtained, without the imposition of any material burden or restriction on any of the parties hereto not in existence on the date hereof, each consent to the consummation of the Mergers required to be obtained from any Person under any agreement, contract or license to which Granite, LLC is a party or by or under which it is bound or licensed, the withholding of which might have a Material Adverse Effect on Granite, LLC, the Surviving Corporation or TBH at or following the Effective Time, or on the transactions contemplated by this Agreement;

7.2.3  Granite, LLC shall have delivered its Closing Schedules to TBH on the day immediately preceding the Closing Date and none of such Closing Schedules shall reflect any item that was not on the Granite, LLC Schedules (or in the Granite, LLC Financial Statements) delivered on the date of execution of this Agreement that has had, would have, or could be reasonably likely to have, a Material Adverse Effect on Granite, LLC, the Surviving Corporation or TBH at or after the Effective Time, or on the consummation of the transactions contemplated hereby;

7.2.4  Granite, LLC shall deliver the Granite, LLC Financial Statement to TBH dated as of the Closing Date;

7.2.5  Nielson shall have delivered to Granite, Inc. a Non-Competition Agreement in a form agreed upon by the parties;

7.2.6  Between the date of this Agreement and the Closing Date, no event or circumstance shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on Granite, LLC, and TBH shall have received a certificate signed on behalf of Granite, LLC by the Members of Granite, LLC to such effect;

7.2.7  Counsel for TBH shall have approved, in the exercise of counsel’s reasonable discretion, the validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to TBH hereunder or that are reasonably requested by such counsel;

7.2.8  The issuance of the Granite, Inc. Common Stock shall have been qualified or registered with the appropriate State securities law or “blue sky” regulatory authorities of all States in which qualification or registration is required under the State securities laws, and such qualifications or registration shall not have been suspended or revoked;

7.2.9  Granite, LLC shall not be subject to any memorandum of understanding, cease and desist order, or other agreement with any Governmental Entity restricting the conduct of any of their respective businesses, prospects and operations, so as to have a Material Adverse Effect on TBH after the Effective Time;

7.2.10  The satisfactory resolution of any pending or threatened litigation or claim against Granite, LLC or the establishment of a reserve prior to the Closing Date, satisfactory to TBH, for any pending or threatened litigation or claim involving Granite, LLC.

Section 7.3  Conditions to Granite, LLC’s Obligations. The obligations of Granite, LLC to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by Granite, LLC) of the following conditions:

7.3.1  Except as otherwise provided in this Section 7.3, (a) the representations and warranties of TBH contained in Article 4 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a Material Adverse Effect on TBH, taken as a whole, or upon consummation of the transactions contemplated hereby; (b) TBH shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with it prior to or at the Effective Time, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on TBH, taken as a whole, or upon the consummation of the transactions contemplated hereby; (c) none of the events or conditions entitling Granite, LLC to terminate this Agreement under Article 8 shall have occurred and be continuing; and (d) TBH shall have delivered to Granite, LLC certificates dated the date of the Effective Time and signed by a duly authorized officer to the effect set forth in Subsections 7.3.1(a), (b) and (c);

ARTICLE 8. TERMINATION, AMENDMENTS AND WAIVERS

Section 8.1  Termination. This Agreement may be terminated at any time prior to the Closing Date;

8.1.1 By mutual consent of the Boards of Directors of TBH and the Members of Granite, LLC;

8.1.2  By TBH or Granite, LLC upon the failure to satisfy any conditions specified in Section 7.1 if such failure is not caused by any action or inaction of the party requesting termination of this Agreement;

8.1.3 By TBH or Granite, LLC if an Acquisition Event involving Granite, LLC shall have occurred;

8.1.4  By Granite, LLC if there shall have been a material breach of any of the representations or warranties of TBH set forth in this Agreement, which breach, in the reasonable opinion of Granite, LLC, by its nature cannot be cured or is not cured prior to the Closing and which breach would, in the reasonable opinion of Granite, LLC, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on TBH and its Subsidiaries, taken as a whole, or upon the consummation of the transactions contemplated hereby;

8.1.5  By TBH if there shall have been a material breach of any of the representations or warranties of Granite, LLC set forth in this Agreement, which breach, in the reasonable opinion of TBH, by its nature cannot be cured or is not cured prior to the Closing and which breach would, in the reasonable opinion of TBH, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Granite, LLC or upon the consummation of the transactions contemplated hereby;

8.1.6 By Granite, LLC after the occurrence of a Default by TBH and the continuance of such Default for a period of 10 Business Days after written notice of such Default, if such Default, in the reasonable opinion of Granite, LLC, cannot be cured prior to the Closing or, even though curable by the Closing, it is not cured prior to the Closing;

8.1.7 By TBH after the occurrence of a Default by Granite, LLC and the continuance of such Default for a period of 10 Business Days after written notice of such Default, if such Default, in the reasonable opinion of TBH, cannot be cured prior to the Closing or, even though curable by the Closing, it is not cured prior to the Closing;

8.1.8  By TBH if the Closing Schedules delivered by Granite, LLC disclose the occurrence of an event or the existence of any facts or circumstances, not disclosed in the Schedules or the Granite, LLC Financial Statements delivered to TBH on or before the date hereof, that has had or could reasonably be expected to have a Material Adverse Effect on Granite, LLC, or after the Effective Time, on TBH, or on the consummation of the transactions contemplated hereby (an “Granite, LLC Material Adverse Event”);

8.1.9  By Granite, LLC upon the failure of any of the conditions specified in Section 7.3 to have been satisfied prior to the Closing Date; or

8.1.10 By TBH upon the failure of any of the conditions specified in Section 7.2 to have been satisfied prior to the Closing Date;

Section 8.2  Effect of Termination; Survival. Except as provided in Section 8.5, no termination of this Agreement as provided in Section 8.1 for any reason or in any manner shall release, or be construed as so releasing, any party hereto from its obligations pursuant to Sections 5.5, 8.5 or 9.5 hereof or from any liability or damage to any other party hereto arising out of, in connection with, or otherwise relating to, directly or indirectly, said party’s material breach, Default or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or any breaches of any representation or warranty contained herein arising prior to the date of termination of this Agreement.

Section 8.3  Amendment. No term or provision of this Agreement other than regulatory approval or any other provision required by law, may be amended unless agreed to in writing by TBH and Granite, LLC.

Section 8.4  Waiver. Any term or provision of this Agreement other than regulatory approval or any other provision required by law, may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

Section 8.5  Liquidated Damages; Cancellation Fee. If either party Defaults under this Agreement the non-defaulting party shall be entitled to declare this Agreement null and void and shall be entitled to collect $50,000 from the defaulting party hereunder as liquidated damages, whereupon the Agreement shall terminate and neither party shall have any further claims against the other party. Both TBH and Granite, LLC acknowledge that the actual damages sustained from such a Default are difficult, if not impossible, to ascertain.

ARTICLE 9. GENERAL PROVISIONS

Section 9.1  No Survival of Representations and Warranties. Except as provided in Section 8.2, none of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time or to a termination of this Agreement.

Section 9.2  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent by confirmed overnight courier or telecopied (with electronic confirmation and verbal confirmation for the person to whom such telecopy is addressed), on the date such notice is so delivered, mailed or sent, as the case may be, to the parties at the following addresses (or any such other address for a party as shall be specified by like notice):

If to Granite, LLC at:	The Law Offices of Randy C. Renfro
650 University Avenue, Suite 110
Sacramento, CA 95825

with a copy to:	Granite Exchange, Inc.
1400 Rocky Ridge Dr., Ste 280
Roseville, CA 95661
Attention: Justin Swift

If to Purchaser:	The Bank Holdings
9990 Double R Blvd.
Reno, NV 89521
Attention: Jack Buchold, CFO

with a copy to:	Gary Steven Findley & Associates
1470 North Hundley Street
Anaheim, CA 92806
Attention: Debra Barbin, Esq.

Section 9.3  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.4  Entire Agreement/No Third Party Rights. This Agreement (including the documents and instruments referred to herein): (a) constitutes the entire agreement for the merger and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; (c) subject to the foregoing, shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns.

Section 9.5  Nondisclosure of Agreement. The parties hereto agree, except as required by law, so long as this Agreement is in effect, not to issue any public notice, disclosure or press release with respect to the transactions contemplated by this Agreement without seeking the consent of the other party, which consent shall not be unreasonably withheld.

Section 9.6  Assignment. None of the parties may assign their rights under this Agreement without prior written consent of the other parties hereto.

Section 9.7  Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada, without regard to any applicable conflicts of law. If any provisions of this agreement shall be unenforceable or invalid, such unenforceability or invalidity shall not affect the remaining provisions of this agreement.

Section 9.8  Headings/Table of Contents. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Schedules annexed to this agreement are an integral part of this agreement, and where there is any reference to this agreement it shall be deemed to include said Schedules.

Section 9.9  Enforcement of Agreement. The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement are not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the State of Nevada or any state having jurisdiction, this being in addition to any remedy to which they are entitled at law or in equity.

Section 9.10  Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.11  Arbitration. Any dispute or controversy arising among the parties hereto regarding any term, covenant or condition of this Agreement or the breach thereof shall, upon written demand of any party hereto, be submitted to and determined by arbitration before the American Arbitration Association, in Reno, Nevada, by a panel of three arbitrators, in accordance with the rules of the Association then in effect. Any awarded rendered shall be made by means of a written opinion explaining the arbitrators’ reasons for the award. The arbitrators may not amend or vary any provision of this agreement. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction, which court shall have the power to review such award for compliance with this agreement.

IN WITNESS WHEREOF, the parties below, and/or their respective officers thereunto duly authorized, have caused this Agreement to be signed as of the date first written above..

/s/ Justin Swift
Granite Exchange Services, LLC

By:	Managing Member
Title

/s/ Lonnie Nielson
Lonnie Nielson

/s/ Rob Awalt
Rob Awalt

/s/ Justin Swift
Justin Swift

/s/ Hal Giomi
The Bank Holdings

By:	Chief Executive Officer
Title

/s/ Hal Giomi
Granite Exchange, Inc.

By:	Chief Executive Officer
Title